UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

Information Statement Pursuant to Rules 13d-1 and 13d-2
Under the Securities Exchange Act of 1934
(Amendment No. )*

TRM Corporation
(Name of Issuer)

Common Stock
(Title of Class of Securities)

872636105
(CUSIP Number)

November 20, 2006
Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 872636105	13G	Page 2 of 21 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GSO Credit Opportunities Fund (Helios), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,896,761 shares of common stock (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above. (1)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above. (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.99% as of the date of this filing (1)
12.	TYPE OF REPORTING PERSON PN

Cusip No. 872636105	13G	Page 3 of 21 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GSO Special Situations Overseas Benefit Plan Fund Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,896,761 shares of common stock (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above. (1)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above. (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.99% as of the date of this filing (1)
12.	TYPE OF REPORTING PERSON CO

Cusip No. 872636105	13G	Page 4 of 21 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GSO Special Situations Overseas Fund, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,896,761 shares of common stock (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above. (1)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above. (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.99% as of the date of this filing (1)
12.	TYPE OF REPORTING PERSON CO

Cusip No. 872636105	13G	Page 5 of 21 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GSO Domestic Capital Funding LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,896,761 shares of common stock (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above. (1)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.99% as of the date of this filing (1)
12.	TYPE OF REPORTING PERSON OO

Cusip No. 872636105	13G	Page 6 of 21 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GSO Special Situations Fund LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,896,761 shares of common stock (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above. (1)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.99% as of the date of this filing (1)
12.	TYPE OF REPORTING PERSON PN, HC

Cusip No. 872636105	13G	Page 7 of 21 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GSO Capital Partners LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,896,761 shares of common stock (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above. (1)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above. (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.99% as of the date of this filing (1)
12.	TYPE OF REPORTING PERSON IA

Cusip No. 872636105	13G	Page 8 of 21 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GSO LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,896,761 shares of common stock (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above. (1)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above. (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.99% as of the date of this filing (1)
12.	TYPE OF REPORTING PERSON OO

Cusip No. 872636105	13G	Page 9 of 21 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Bennett J. Goodman
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,896,761 shares of common stock (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above. (1)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above. (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.99% as of the date of this filing (1)
12.	TYPE OF REPORTING PERSON IN

Cusip No. 872636105	13G	Page 10 of 21 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON J. Albert Smith III
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,896,761 shares of common stock (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above. (1)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above. (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.99% as of the date of this filing (1)
12.	TYPE OF REPORTING PERSON IN

Cusip No. 872636105	13G	Page 11 of 21 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Douglas I. Ostrover
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,896,761 shares of common stock (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above. (1)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above. (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.99% as of the date of this filing (1)
12.	TYPE OF REPORTING PERSON IN

Cusip No. 872636105	13G	Page 12 of 21 Pages

(1) Each of GSO Credit Opportunities Fund (Helios), L.P. (“Helios”), GSO Special Situations Overseas Benefit Plan Fund Ltd. (“Overseas Benefit”), GSO Special Situations Overseas Fund, Ltd. (“SS Overseas”) and GSO Domestic Capital Funding LLC (“DCF”, and collectively with Helios, Overseas Benefit and SS Overseas, the “GSO Funds”) holds certain warrants (each, a “Warrant” and collectively, the “Warrants”), which are collectively exercisable for the aggregate amount of 3,072,074 shares of common stock (the “Warrant Shares”) of TRM Corporation, an Oregon corporation (“Issuer”). GSO Special Situations Fund LP (“Special Situations”) owns 100% of the equity in DCF. GSO Capital Partners LP (“Investment Manager”) is the investment manager to each of the GSO Funds and Special Situations and is therefore vested with investment discretion with respect to the Warrant Shares. GSO LLC (“General Partner”) is the general partner of Investment Manager, and in that capacity, directs Investment Manager’s operations. Bennett J. Goodman (“Mr. Goodman”), J. Albert Smith III (“Mr. Smith”) and Douglas I. Ostrover (“Mr. Ostrover” and together with Mr. Goodman and Mr. Smith, the “Managing Members”) are the managing members of the General Partner, and in that capacity, direct the General Partner’s operations. As such, each of the GSO Funds, Special Situations, Investment Manager, General Partner and the Managing Members (collectively, the “Reporting Persons”) may be deemed a beneficial owner of the Warrant Shares held by the GSO Funds. The Reporting Persons may be deemed to be a group for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”). However, neither the filing of this Schedule 13G or any of its contents will be deemed to constitute an admission that any of the Reporting Persons are the beneficial owners of any of the Warrant Shares owned by the GSO Funds and/or its affiliates for purposes of Section 13(d) of the Exchange Act, or for any other purpose.

Notwithstanding the foregoing, the number of shares reflected is equal to 9.99% of the issued and outstanding shares of common stock of Issuer, as each of the Warrants, provide that in no event shall the holder of any Warrant be entitled to exercise such Warrant for any number of Warrant Shares in excess of that number of Warrant Shares that, upon giving effect to such exercise, would cause the aggregate number of shares of common stock of Issuer owned by the Reporting Persons to exceed 9.99% of the outstanding shares of common stock of Issuer following such exercise.

Cusip No. 872636105	13G	Page 13 of 21 Pages

Item 1(a) Name of Issuer:	TRM Corporation
1(b) Address of Issuer’s Principal Executive Offices:

5208 N.E. 122nd Ave.
Portland, Oregon 97230-1074

Item 2(a) Name of Person Filing
Item 2(b) Address of Principal Business Office
Item 2(c) Citizenship

GSO Credit Opportunities Fund (Helios), L.P.
c/o GSO Capital Partners LP
280 Park Avenue
New York, NY 10017
Cayman Islands exempted limited partnership

GSO Special Situations Overseas Benefit Plan Fund Ltd.
c/o GSO Capital Partners LP
280 Park Avenue
New York, NY 10017
Cayman Islands exempted company

GSO Special Situations Overseas Fund, Ltd.
c/o GSO Capital Partners LP
280 Park Avenue
New York, NY 10017
Cayman Islands exempted company

GSO Domestic Capital Funding LLC
c/o GSO Capital Partners LP
280 Park Avenue
New York, NY 10017
Delaware limited liability company

GSO Special Situations Fund LP
c/o GSO Capital Partners LP
280 Park Avenue
New York, NY 10017
Delaware limited partnership

GSO Capital Partners LP
280 Park Avenue
New York, NY 10017
Delaware limited partnership

Cusip No. 872636105	13G	Page 14 of 21 Pages

GSO LLC
c/o GSO Capital Partners LP
280 Park Avenue
New York, NY 10017
Delaware limited liability company

Bennett J. Goodman
c/o GSO Capital Partners LP
280 Park Avenue
New York, NY 10017
United States citizen

J. Albert Smith III
c/o GSO Capital Partners LP
280 Park Avenue
New York, NY 10017
United States citizen

Douglas I. Ostrover
c/o GSO Capital Partners LP
280 Park Avenue
New York, NY 10017
United States citizen

2(d) Title of Class of Securities:

Common Stock, no par value.

2(e) CUSIP Number:   872636105

Item 3	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	[__]	Broker or dealer registered under Section 15 of the Exchange Act;

(b)	[__]	Bank as defined in Section 3(a)(6) of the Exchange Act;

(c)	[__]	Insurance company as defined in Section 3(a)(19) of the Exchange Act;

(d)	[__]	Investment company registered under Section 8 of the Investment Company Act;

(e)	[__]	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

Cusip No. 872636105	13G	Page 15 of 21 Pages

(f)	[__]	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	[__]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	[__]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	[__]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	[__]	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.  ☒

Item 4	Ownership:

GSO CREDIT OPPORTUNITIES FUND (HELIOS), L.P.
GSO SPECIAL SITUATIONS OVERSEAS BENEFIT PLAN FUND LTD.
GSO SPECIAL SITUATIONS OVERSEAS FUND, LTD.
GSO DOMESTIC CAPITAL FUNDING LLC
GSO SPECIAL SITUATIONS FUND LP
GSO CAPITAL PARTNERS LP
GSO LLC
BENNETT J. GOODMAN
J. ALBERT SMITH III
DOUGLAS I. OSTROVER

(a) Amount beneficially owned:

1,896,761 shares of common stock (1)

(b) Percent of Class:

Approximately 9.99% as of the date of this filing (1)

(c) Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:

0

(ii)	shared power to vote or to direct the vote:

See Item 4(a) above.

Cusip No. 872636105	13G	Page 16 of 21 Pages

(iii)	sole power to dispose or to direct the disposition of:

0

(iv)	shared power to dispose or to direct the disposition of:

See Item 4(a) above.

Item 5	Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Bennett J. Goodman, J. Albert Smith III and Douglas I. Ostrover are Managing Members of GSO LLC, and in such capacity, direct the operations of GSO LLC. GSO LLC is the general partner of GSO Capital Partners LP. and in such capacity directs GSO Capital Partners LP’s operations. GSO Capital Partners LP is the investment manager of each of GSO Credit Opportunities Fund (Helios), L.P., GSO Special Situations Overseas Benefit Plan Fund Ltd., GSO Special Situations Overseas Fund Ltd., GSO Domestic Capital Funding LLC and GSO Special Situations Fund, and in that respect holds discretionary investment authority for each of them.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

GSO Special Situations Fund owns 100% of the equity in GSO Domestic Capital Funding LLC.

Item 8	Identification and Classification of Members of the Group:

See Item 2 above.

Item 9	Notice of Dissolution of Group:

Not Applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

* George Fan is signing on behalf of each of Bennett J. Goodman, J. Albert Smith III and Douglas I. Ostrover as attorney-in-fact pursuant to powers of attorney previously filed with the Securities and Exchange Commission on May 18, 2006, and hereby incorporated by reference herein. The powers of attorney were filed as attachments to a filing by GSO Capital Partners LP on Schedule 13G for Oglebay Norton Company.

Cusip No. 872636105	13G	Page 17 of 21 Pages

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 30th day of January, 2007

GSO CREDIT OPPORTUNITIES FUND (HELIOS), L.P.

By: GSO Capital Partners LP,
its Investment Advisor

By: /s/ George Fan
George Fan, Chief Legal Officer/
Chief Compliance Officer

GSO SPECIAL SITUATIONS OVERSEAS BENEFIT PLAN FUND LTD.

By: GSO Capital Partners LP,
its Investment Advisor

By: /s/ George Fan
George Fan, Chief Legal Officer/
Chief Compliance Officer

GSO SPECIAL SITUATIONS OVERSEAS FUND, LTD.

By: GSO Capital Partners LP,
its Investment Advisor

By: /s/ George Fan
George Fan, Chief Legal Officer/
Chief Compliance Officer

GSO DOMESTIC CAPITAL
FUNDING LLC

By: GSO Capital Partners LP,
its Investment Advisor

By: /s/ George Fan
George Fan, Chief Legal Officer/
Chief Compliance Officer

GSO SPECIAL SITUATIONS FUND LP

By: GSO Capital Partners LP,
its Investment Advisor

By: /s/ George Fan
George Fan, Chief Legal Officer/
Chief Compliance Officer

GSO CAPITAL PARTNERS LP

By: /s/ George Fan
George Fan, Chief Legal Officer/
Chief Compliance Officer

GSO LLC

By: Bennett J. Goodman,
its Managing Member,

By: /s/ George Fan
George Fan, attorney-in-fact

BENNETT J. GOODMAN

By: /s/ George Fan
George Fan, attorney-in-fact

J. ALBERT SMITH III

By: /s/ George Fan
George Fan, attorney-in-fact

DOUGLAS I. OSTROVER

By: /s/ George Fan
George Fan, attorney-in-fact

Cusip No. 872636105	13G	Page 18 of 21 Pages

EXHIBIT INDEX

Exhibit 1 - Joint Filing Agreement

Cusip No. 872636105	13G	Page 19 of 21 Pages

EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree that this statement on Schedule 13G with respect to the common stock of TRM Corporation, dated as of January 30, 2007, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Dated:	January 30, 2007	GSO CREDIT OPPORTUNITIES FUND (HELIOS), L.P.

By:	GSO Capital Partners LP
its Investment Advisor

By:	/s/ George Fan
Name: George Fan
Title: Chief Legal Officer/Chief Compliance Officer

Dated:	January 30, 2007	GSO SPECIAL SITUATIONS OVERSEAS BENEFIT PLAN FUND LTD.

By:	GSO Capital Partners LP
its Investment Advisor

By:	/s/ George Fan
Name: George Fan
Title: Chief Legal Officer/Chief Compliance Officer

Dated:	January 30, 2007	GSO SPECIAL SITUATIONS OVERSEAS FUND, LTD.

By:	GSO Capital Partners LP
its Investment Advisor

By:	/s/ George Fan
Name: George Fan
Title: Chief Legal Officer/Chief Compliance Officer

Cusip No. 872636105	13G	Page 20 of 21 Pages

Dated:	January 30, 2007	GSO DOMESTIC CAPITAL FUNDING LLC

By:	GSO Capital Partners LP
its Investment Advisor

By:	/s/ George Fan
Name: George Fan
Title: Chief Legal Officer/Chief Compliance Officer

Dated:	January 30, 2007	GSO SPECIAL SITUATIONS FUND LP

By:	GSO Capital Partners LP
its Investment Advisor

By:	/s/ George Fan
Name: George Fan
Title: Chief Legal Officer/Chief Compliance Officer

Dated:	January 30, 2007	GSO CAPITAL PARTNERS LP

By:	/s/ George Fan
Name: George Fan
Title: Chief Legal Officer/Chief Compliance Officer

Dated:	January 30, 2007	GSO LLC

By:	Bennett J. Goodman
its Managing Member

By:	/s/ George Fan
Name: George Fan
Title: attorney-in-fact

Cusip No. 872636105	13G	Page 21 of 21 Pages

Dated:	January 30, 2007	BENNETT J. GOODMAN

By:	/s/ George Fan
Name: George Fan
Title: attorney-in-fact

Dated:	January 30, 2007	J. ALBERT SMITH III

By:	/s/ George Fan
Name: George Fan
Title: attorney-in-fact

Dated:	January 30, 2007	DOUGLAS I. OSTROVER

By:	/s/ George Fan
Name: George Fan
Title: attorney-in-fact